Exhibit 99.1

Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	Contact:	Katie L. MacGillivary CFO & VP Finance Ph # - 727-726-0763	FOR IMMEDIATE RELEASE NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial Reports

1st Quarter Results

August 4, 2015 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended June 30, 2015, per share diluted net earnings per share increased 18% to $0.47 as compared to $0.40 for the three months ended June 30, 2014. Net earnings were $3,670,000 and $4,909,000 for the three months ended June 30, 2015 and 2014, respectively. Revenue increased 3% to $22,025,000 for the three months ended June 30, 2015 as compared to $21,333,000 for the three months ended June 30, 2014.

Our earnings per share for the three months ended June 30, 2015, were positively impacted by the Company’s purchase of 4.7 million of the Company’s common shares by its principal operating subsidiary on March 19, 2015. Our net earnings were negatively affected by a reduction in the gross portfolio yield and an increase in the provision for credit losses, which are primarily the result of increased competition, compared to the corresponding period ended June 30, 2014. Results for the three months ended June 30, 2014 were positively affected by a decrease in income tax expense of $804,000 or $0.07 per share. This reduction related to professional fees associated with the previously announced potential sale of the Company that were not initially deductible for income tax purposes, but became deductible as a result of the termination of the Arrangement Agreement as announced on July 1, 2014.

“We have opened our first branch office in Texas, specifically in Houston. We are continuing to develop additional markets within the state of Texas and subject to market conditions; we may open additional locations during the current fiscal year. We will continue to evaluate other potential markets and may open additional branch locations, although no assurances can be given. The Company is also contemplating restructuring two of its current markets, which may eliminate two of its existing branches, during fiscal 2016” stated Ralph T. Finkenbrink, President and CEO.

Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeastern states. The Company presently operates 68 branch locations in both the Southeastern and the Midwestern states. The Company has approximately 7,708,000 shares of common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2015. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended June 30,
	2015	2014
Revenue:
Interest and fee income on finance receivables	$22,025	$21,333

Expenses:
Operating	8,423	8,091
Professional fees	448	618
Provision for credit losses	4,989	4,232
Interest expense	2,166	1,449
Change in fair value of interest rate swaps	44	212

	16,070	14,602

Operating income before income taxes	5,955	6,731
Income tax expense	2,285	1,822

Net income	$3,670	$4,909

Earnings per share:
Basic	$0.48	$0.40

Diluted	$0.47	$0.40

Weighted average shares	7,616,000	12,178,000

Weighted average shares and assumed dilution	7,744,000	12,363,000

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	June 30,	March 31,
	2015	2015
Cash	$1,231	$3,388
Finance receivables, net	300,497	288,904
Other assets	10,583	10,237

Total assets	$312,311	$302,529

Line of credit	$203,000	$199,000
Other liabilities	15,616	13,641

Total liabilities	218,616	212,641

Shareholders’ equity	93,695	89,888

Total liabilities and shareholders’ equity	$312,311	$302,529

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	Three months ended June 30,
Portfolio Summary	2015	2014

Average finance receivables, net of unearned interest (1)	$324,951,154	$304,915,588

Average indebtedness (2)	$201,085,996	$129,837,500

Interest and fee income on finance receivables	$22,025,138	$21,332,514

Interest expense	2,166,408	1,448,586

Net interest and fee income on finance receivables	$19,858,730	$19,883,928

Weighted average contractual rate (3)	22.88%	23.12%

Average cost of borrowed funds (2)	4.31%	4.46%

Gross portfolio yield (4)	27.11%	27.98%

Interest expense as a percentage of average finance receivables, net of unearned interest	2.67%	1.90%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	6.14%	5.55%

Net portfolio yield (4)	18.30%	20.53%

Marketing, salaries, employee benefits, depreciation, administrative, and professional fees as a percentage of average finance receivables, net of unearned interest (5)	10.92%	11.42%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (6)	7.38%	9.11%

Write-off to liquidation (7)	6.99%	6.44%

Net charge-off percentage (8)	5.83%	5.34%

Note: All three-month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Weighted average contractual rate represents the weighted average annual percentage rate (“APR”) of all Contracts and Direct Loans as of the period ending date.
(4)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents interest and fee income on finance receivables minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(5)	The numerator for the three months ended June 30, 2014 includes expenses associated with the potential sale of the Company. Absent these expenses, the percentage would have been 11.00%.
(6)	Pre-tax yield represents net portfolio yield minus administrative expenses (marketing, salaries, employee benefits, depreciation, administrative, and professional fees) as a percentage of average finance receivables, net of unearned interest.
(7)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.
(8)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankrupt accounts:

Contracts	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
June 30, 2015	$463,395,899	$18,878,551	$4,798,801	$1,899,108	$25,576,460
		4.07%	1.04%	0.41%	5.52%

June 30, 2014	$425,896,471	$16,433,351	$4,346,201	$1,543,475	$22,323,027
		3.86%	1.02%	0.36%	5.24%

Direct Loans	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
June 30, 2015	$11,371,979	$156,356	$35,440	$23,552	$215,348
		1.37%	0.31%	0.21%	1.89%

June 30, 2014	$11,175,661	$183,159	$41,491	$15,840	$240,490
		1.64%	0.37%	0.14%	2.15%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended June 30,
Contracts	2015	2014
Purchases	$52,374,572	$46,769,602
Weighted APR	22.67%	23.01%
Average discount	7.54%	8.19%
Weighted average term (months)	56	54
Average loan	$11,381	$11,020
Number of contracts	4,602	4,244

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